Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the securities of Gates Industrial Corporation Ltd., a Bermuda exempted company limited by shares (“Gates”), registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our common shares, par value US$0.01 per share (“Common Shares”), does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Companies Act 1981, as amended or replaced from time to time (the “Bermuda Companies Act”) and the full text of Gates’ Memorandum of Association (“Memorandum of Association”) and Amended and Restated Bye-laws (the “Bye-laws”). As used herein, the term “we,” “us” and “our” to refer to Gates and not to any of its subsidiaries.
Issued Share Capital
Common Shares
On July 20, 2026 (the “Effective Date”), Gates’ predecessor, Gates Industrial Corporation plc, a public limited company incorporated in England and Wales (“Old Gates” and together with its subsidiaries, the “Gates Group”), effected a redomiciliation of the parent holding company of the Gates Group from England and Wales to Bermuda by way of a U.K. scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Redomiciliation”). As a result of the Redomiciliation, Gates became the parent holding company of the Gates Group, all Old Gates ordinary shares of US$0.01 nominal value each (“Old Gates Shares”) outstanding as of 5:00 p.m. Eastern Time on July 17, 2026 (the “Scheme Record Time”) were cancelled, and Gates issued one Common Share for each Old Gates Share, for an aggregate of 253,151,170 Common Shares, to holders of Old Gates Shares at the Scheme Record Time.
On the Effective Date, Gates had an authorized share capital of $30,000,000.00 of 3,000,000,000 Common Shares of par value of US$0.01 each, of which $2,531,511.70 was utilized to issue approximately 253,151,170 Common Shares on the Effective Date.
Pursuant to the Bye-laws, all of Gates’s issued Common Shares must be issued as fully paid, in cash or otherwise, and Gates may not issue any shares partly paid or nil paid. Subject to the requirements of any stock exchange on which Gates’s shares are listed and to any resolution of Gates’ shareholders to the contrary, Gates’ Board of Directors (the “Board”) is authorized to issue any of Gates’s authorized but unissued shares under the Bye-laws.
Preference Shares
Subject to the Bermuda Companies Act, the Board has the power to issue preference shares in one or more series, which may be so issued with such powers, designations, preferences, voting rights, rights and terms of redemption, denominated in such currencies and with such par values, and with relative participating, optional or other special rights and qualifications, limitations and restrictions attaching thereto as determined by the Board, including rights to (a) receive dividends (which may include rights to receive preferential or cumulative dividends), (b) distributions made on a winding up of Gates and (c) be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares, at such price or prices (subject to the Bermuda Companies Act) or at such rates of exchange and with such adjustments as may be determined by the Board. Gates currently has no preference shares outstanding.
The possible future issuance of a new class or classes of shares could affect holders of our Common Shares in a number of ways. Upon conversion into Common Shares, shares issued with conversion rights could cause dilution of the ownership interests and the voting power of existing holders of our Common Shares. Issuance of a new class or classes of shares may also affect the number of dividends, if any, paid to such shareholders and may reduce the share of the proceeds they would receive upon the future liquidation, if any, of Gates. In addition, the availability of a new class of shares, including preference shares, could enable the Board to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of Gates by means of a merger, tender offer, proxy contest or otherwise more difficult or time-consuming.
Key Provisions of Our Bye-laws and Bermuda Law Considerations
Directors
Subject to the Bermuda Companies Act and the Bye-laws, the business and affairs of Gates is managed and conducted by the Board, which may exercise all the powers of Gates except those that are required by the Bermuda Companies Act or the Bye-laws to be exercised by the shareholders of Gates. No alteration of the Bye-laws made by Gates in a general meeting invalidates any prior act of the Board that would have been valid if that alteration had not been made.
Conflicts of Interest
A director who is directly or indirectly interested in a contract or proposed contract or arrangement with Gates is not permitted to vote in respect of any contract or proposed contract or arrangement in which such director is interested and may not be counted in the quorum for the relevant meeting. For these purposes, a director is considered to be interested in a contract or arrangement with Gates if it is between Gates and a member of the director’s immediate family. Under Bermuda law, a director who discloses a direct or indirect interest in a contract or arrangement would otherwise be entitled to vote in respect of it, unless the company’s bye-laws provide otherwise, as the Bye-laws do.
Subject to the Bermuda Companies Act and any further disclosure required thereby, a general notice to the directors by a director or officer declaring that he or she is a director or officer of, or has an interest in, any business entity and is to be regarded as interested in any transaction or arrangement made with that entity is a sufficient declaration of interest. Any director, or a director’s firm, partner or any company with which a director is associated, may act in any capacity for, be employed by or render services to Gates (other than as auditor) and is entitled to remuneration as if such director were not a director. Notwithstanding the foregoing, related party transactions remain primarily governed by the New York Stock Exchange (“NYSE”) shareholder approval rules, SEC disclosure requirements and the Bye-laws.
Number of Directors
The number of directors that constitutes the entire Board is fixed from time to time exclusively by the Board, subject to the rights of the holders of any series of preference shares with respect to the election of directors, if any. The Board consists of a minimum of two directors and such maximum number as the Board may from time to time determine.
Term of Office of Directors
Directors hold office for such term as the shareholders may determine or, in the absence of such determination, until the earlier of the next annual general meeting, the election or appointment of their successors, or their office being otherwise vacated in accordance with the Bye-laws. The Board is not divided into classes, and holders of Common Shares are not entitled to cumulative voting in the election of directors.
Election and Removal of Directors
At any general meeting duly called and held for the election or re-election of directors at which a quorum is present, directors are elected by a resolution passed by the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the election of directors. Where the election of a director is contested (that is, the number of nominees properly nominated in accordance with the Bye-laws exceeds the number of directors to be elected as of the record date for such general meeting), directors are elected using a form of “plurality voting,” under which the nominees with the greatest number of votes are elected in descending order until the number of directors to be elected is satisfied. Following their election or appointment (except upon re-election at an annual general meeting), each director must provide written acceptance of their appointment within 30 days.
A director may be removed from office by the shareholders, with or without cause, at a special general meeting called for that purpose, upon the affirmative vote of a majority of the votes cast by shareholders entitled to vote thereon. Notice of any such meeting convened to remove a director must contain a statement of the intention to do so and be served on the director not fewer than 14 days before the meeting, and the director is entitled to be heard on the motion for his or her removal.
Shareholders are also permitted to act by unanimous written consent to elect a director.
Vacancies
The Board, by the affirmative vote of a majority of the remaining directors in office (even if less than a quorum), has the power to appoint any person as a director to fill a vacancy on the Board for any reason, including a vacancy resulting from death, disability, disqualification or resignation or from an increase in the size of the Board. Any director so appointed holds office for the remainder of the term of the director whose vacancy such director was appointed to fill and until his or her successor is elected and qualified. The shareholders in general meeting also have the power to appoint any person as a director to fill a vacancy on the Board.
Dividends and Distributions
Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of its assets would thereby be less than its liabilities.
Under the Bye-laws, each Common Share is entitled to the same dividend per share if any are declared. The Board may satisfy any dividend or distribution by way of shares or debentures of any other company, and where any difficulty arises with regard to any such distribution or dividend, the Board may settle it as it thinks expedient, including by authorizing any person to sell and transfer any fractions or ignore fractions altogether and may fix the value for distribution or dividend purposes of any specific assets and may determine that cash payments be made to any shareholder in order to secure equality of distribution. The Board may deduct from any dividend or distribution payable to a shareholder all moneys due from that shareholder to Gates on account of calls or otherwise.
Before declaring a dividend or distribution, the Board may set aside out of the surplus or profits of Gates such amounts as it thinks proper as a reserve. The Board may also capitalize any amount standing to the credit of Gates’ reserves or otherwise available for distribution by applying it in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the shareholders.
Preemptive Rights
Bermuda law does not impose statutory pre-emption rights on the allotment and issue of shares, and under the Bye-laws shareholders are not entitled to any pre-emption rights with respect to any issuance of shares by Gates.
Conversion
The issued Common Shares are not convertible into shares of any other class.
Redemption
The issued Common Shares are not redeemable.
Sinking Fund Provisions
There are no sinking fund provisions relating to the Common Shares.
Repurchase of Shares

Subject to the Bermuda Companies Act, Gates may purchase its own shares for cancellation or acquire them as treasury shares on such terms as the Board thinks fit, and the Board may exercise all the powers of Gates to purchase or acquire all or any part of its own shares. Bermuda law does not require shareholder approval of a company’s purchases of its own shares or impose any stamp duties or tax on such purchases. All the rights attaching to a treasury share are suspended and may not be exercised by Gates while it holds the share and, except where required by the Bermuda Companies Act, treasury shares are excluded from the calculation of any percentage or fraction of the share capital of Gates.
Liability to Further Calls or Assessment
All of Gates’ issued Common Shares are fully paid and are not subject to any further calls or assessment by Gates. The Bye-laws provide that Gates may not issue any shares unless the consideration for such shares has been fully paid, in cash or otherwise, and that no share(s) may be issued as partly paid or nil paid.
Variation of Rights
If at any time the share capital of Gates is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Gates is being wound up, be varied with the consent in writing, or with the sanction of a resolution passed, by holders representing at least 75% of the issued shares of such class at a separate meeting of the holders of such class, at which the necessary quorum is one or more persons holding or representing by proxy at least one-third in nominal value of the issued shares of the relevant class.
Unless otherwise expressly provided by the rights attached to any share or class of shares, the rights conferred upon the holders of any shares are deemed not to be varied or abrogated by: (a) the creation or issue of further shares ranking in priority to, pari passu with, or subsequent to, any existing share or class of shares (including, without limitation, any preference shares); (b) the purchase, redemption or other repurchase by Gates of any of its own shares; (c) any alteration of Gates’ share capital in accordance with the Bermuda Companies Act and the Bye-laws; or (d) the adoption, implementation, amendment, operation or effects of any shareholder rights plan in accordance with the Bye-laws, including the issuance of rights, shares, or other securities in connection therewith.
Winding Up
If Gates is wound up, the liquidator may, with the sanction of a resolution of the shareholders at a general meeting, divide among the shareholders in specie or in kind the whole or any part of the assets of Gates (whether or not they consist of property of the same kind) and may, for that purpose, set such value as it deems fair on any property to be divided and determine how the division is carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator thinks fit, but no shareholder may be compelled to accept any shares or other securities or assets on which there is any liability.

Subject to these provisions and to the rights of any preference shares then in issue, each Common Share is entitled to participate equally in the surplus assets of Gates on a winding-up.
General Meetings
Under Bermuda law, Gates is required to convene at least one general meeting of shareholders each calendar year (the annual general meeting). Under the Bye-laws, the Board must convene an annual general meeting and may convene a special general meeting whenever it thinks fit, and is required to convene a special general meeting on the requisition of shareholders holding not less than 10% of the paid-up share capital of Gates carrying the right to vote at general meetings. At least 10 clear days’ but no more than 60 clear days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to attend and vote, stating the place, date and time of the meeting and the general nature of the business to be considered. The accidental omission to give notice to, or the non-receipt of notice by, any person does not invalidate the proceedings at a meeting.
The Board may, in its sole discretion, determine that any general meeting be held as an in-person meeting, a combined in-person and virtual meeting, or a fully virtual meeting, and participation in any such meeting by the means determined by the Board constitutes presence in person at the meeting.
Quorum
A quorum for a general meeting is present if at least one shareholder representing at least the majority of the voting rights of all the shareholders entitled to vote at the relevant meeting is present in person or represented by proxy.
Voting Rights
Holders of Common Shares are entitled to one vote per Common Share. Unless otherwise specified by the Bye-laws or the Bermuda Companies Act, at any general meeting duly called and held at which a quorum is present, a resolution of shareholders requires the affirmative vote of a majority of the votes cast by shareholders entitled to vote. The Bye-laws require that any resolution put to a vote at a general meeting be decided on a poll. In the case of joint holders, the vote of the senior holder who tenders a vote (whether in person or by proxy) is accepted to the exclusion of the votes of the other joint holders, seniority being determined by the order in which the names stand in the register of shareholders. Cumulative voting is not permitted.
Advance Notice Procedures
The Bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors and to bring other business before an annual general meeting or a special general meeting. All such nominations or other business must be made pursuant to timely notice in proper written form to the company secretary of Gates and must include, among other information, the name and address of the shareholder giving the notice, certain information relating to each proposed nominee, and a brief description of any business the shareholder proposes to bring before the meeting, together with the information required under Regulation 14A under the Exchange Act. To be timely with respect to an annual general meeting, a shareholder’s notice generally must be delivered not earlier than the close of business on the 120th calendar day, and not later than the close of business on the 90th calendar day, prior to the first anniversary of the preceding year’s annual general meeting, subject to adjustment in the circumstances described in the Bye-laws.
Action by Written Consent
Subject to the Bermuda Companies Act, anything which may be done by resolution of the shareholders in a general meeting, or by resolution of any class of shareholders in a separate general meeting, may be done by unanimous written consent signed by all the shareholders (or the holders of such class of shares) who would be entitled to attend a meeting and vote on the resolution. This does not apply to a resolution to remove the auditor before the expiration of the auditor’s term of office or a resolution to remove a director before the expiration of the director’s term of office.
Amendments to Memorandum of Association and Bye-laws
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders, and that a company’s bye-laws may be amended by a resolution of its board and a resolution passed at a general meeting of shareholders. Under the Bye-laws, the affirmative vote of a majority of the directors of Gates and the affirmative vote of a majority of the votes cast by shareholders entitled to vote are required in order for Gates to amend the Bye-laws or the Memorandum of Association.
Under Bermuda law, the holders of an aggregate of not less than 20% in par value of Gates’ issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the Memorandum of Association adopted by shareholders at any general meeting, other than an amendment that alters or reduces Gates’ share capital as provided in the Bermuda Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. Such an application must be made within 21 days after the date on which the resolution altering the Memorandum of Association is passed and may not be made by any shareholder who voted in favor of the amendment.
Mergers and Amalgamations
Gates may merge or amalgamate in accordance with the Bermuda Companies Act. Under the Bye-laws, if at least two-thirds of Gates’ directors then in office vote affirmatively to approve a merger or amalgamation, the affirmative vote of greater than 50% of the votes cast by holders of the issued Common Shares entitled to vote at a general meeting is required to approve the merger or amalgamation. If less than two-thirds but at least a majority of Gates’ directors then in office vote affirmatively to approve a merger or amalgamation, the affirmative vote of at least 75% of the votes cast by holders of the issued Common Shares entitled to vote at a general meeting is required to approve the merger or amalgamation.

These thresholds do not apply to a “Covered Transaction” (as defined in the Bye-laws), which is generally, a merger or amalgamation proposed by a Controlled Acquiror (as defined in the Bye-laws), or a disposition of substantially all of Gates’ assets to a Controlled Acquiror. If the Board determines, acting reasonably, that a proposed transaction may constitute a Covered Transaction, it must form an independent committee of at least three directors who are independent from both the Company and the proposed Covered Transaction. The independent committee is granted the authority to determine whether the proposed transaction is a Covered Transaction and to negotiate the terms and conditions of, and determine whether to recommend, the Covered Transaction, and such determinations are final; provided that if the independent committee concludes that the proposed transaction is not a Covered Transaction, the Covered Transaction procedures described in this paragraph shall not apply to such proposed transaction. A Covered Transaction must be approved by at least two-thirds of the members of the independent committee, a majority of the members of the Board and a majority of the votes cast by shareholders entitled to vote thereon, and any shares held, directly or indirectly, by the Controlled Acquiror proposing the Covered Transaction are excluded from the quorum, are not entitled to vote and are excluded from the determination of the requisite majority, provided that shares held by a Significant Shareholder (as defined in the Bye-laws) or any director or executive officer that owns an interest in such Controlled Acquiror may be voted and will be included in determining the requisite majority and the shares entitled to vote.
Takeovers
Under Bermuda law, an acquiring party is generally able to acquire all of the issued shares of a company (a) by a scheme of arrangement under the Bermuda Companies Act, effected by obtaining the agreement of the company and of holders of shares representing in the aggregate a majority in number and at least 75% in par value of the shareholders present and voting at a court-ordered meeting, which must then be sanctioned by the Supreme Court of Bermuda; (b) by acquiring, pursuant to a tender offer, 90% of the shares (or class of shares) not already owned by the offeror or its subsidiaries, following which the offeror may, within the period prescribed by the Bermuda Companies Act, compulsorily acquire the shares of non-tendering shareholders on the same terms, unless the Supreme Court of Bermuda orders otherwise; or (c) where the acquiring party holds not less than 95% of the shares (or class of shares), by giving notice to the remaining shareholders, who may within one month apply to the Supreme Court of Bermuda for an appraisal of the value of their shares. Provision (c) only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.
Anti-Takeover Provisions
Certain provisions of the Bye-laws and Bermuda law could have the effect of delaying, deferring or preventing a change in control of Gates in the context of an extraordinary corporate transaction, such as a merger, amalgamation, tender offer, sale or transfer of substantially all of our assets or liquidation. In particular: the Board is authorized to issue preference shares in one or more series, and to fix their rights, preferences and privileges, without further action by the shareholders, which could be used to make more difficult an attempt to obtain control of Gates; the advance notice procedures govern shareholder nominations and proposals; director and shareholder approval thresholds (including a greater-than-50% shareholder vote where at least two-thirds of directors approve, or a 75% shareholder vote where less than two-thirds but at least a majority of directors approve) apply to certain mergers and amalgamations and a separate approval process applies to Covered Transactions; and directors may be removed only as described above. As of the Effective Dates, Gates does not have a shareholder rights plan, or “poison pill,” and any rights plan adopted by the Board without prior shareholder approval will automatically terminate one year after its adoption unless approved by shareholders before that time.
Transfers of Shares
Where the Common Shares are listed or admitted to trading on an appointed stock exchange, such as the NYSE, they may be transferred in accordance with the rules and regulations of that exchange. The Board may refuse to recognize an instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer, and must refuse to register a transfer unless all applicable notifications, consents, authorizations and permissions of any governmental body or agency in Bermuda have been obtained. If the Board refuses to register a transfer, the secretary must, within three months after the date on which the transfer was lodged, send notice of the refusal to the transferor and the transferee.
Any holder of book-entry interests in the Common Shares through the facilities of The Depository Trust Company (“DTC”) will not be the holder of record of those shares. Instead, Cede & Co. (“Cede”), as nominee for DTC, will be the holder of record. Accordingly, a transfer of book-entry interests in the Common Shares from one person to another through the facilities of DTC will not be registered in our register of shareholders, as Cede (as nominee for DTC) will remain the holder of record.
Share Certificates
Every shareholder is entitled to a certificate, under the common seal of Gates or bearing the signature of a director, the secretary or a person expressly authorized to sign, specifying the number and, where appropriate, the class of shares held; however, Gates is under no obligation to complete and deliver a share certificate unless specifically called upon to do so. Where a shareholder is acting in a special capacity (for example, as a trustee), the certificate may, at the shareholder’s request, record that capacity, but Gates is not bound to investigate or see to the execution of any such trust.
Access to Books and Records
Members of the general public have the right to inspect the public documents of Gates available at the office of the Registrar of Companies in Bermuda, which include the Memorandum of Association. The shareholders have the additional right to inspect the Bye-laws, minutes of general meetings and Gates’ audited financial statements, which must be presented at the annual general meeting. The register of shareholders is also open to inspection, and Gates is required to maintain its register of shareholders in Bermuda, although it may, subject to the Bermuda

Companies Act, establish a branch register outside Bermuda. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Limitations on the Rights to Own Securities
There are no limitations imposed by Bermuda law or the Bye-laws on the rights of persons who are neither residents nor nationals of Bermuda to hold or exercise voting rights in respect of Common Shares in the same manner and on the same terms as residents or nationals of Bermuda.
Certain Provisions of Bermuda Law
Gates has been designated by the Bermuda Monetary Authority as a non-resident of Bermuda. This designation allows Gates to engage in transactions denominated in currencies other than the Bermuda dollar, and there are no restrictions on Gates’ ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to residents and non-residents of Bermuda who are holders of Common Shares.
Provided the Gates Common Shares remain listed on an appointed stock exchange, which includes the NYSE, Gates will be exempted from certain reporting obligations under the Bermuda Beneficial Ownership Act 2025.
Forum
The Bye-laws provide that, in the event any dispute arises concerning the Bermuda Companies Act or out of or in connection with the Bye-laws — including any question regarding the existence and scope of any Bye-law and whether there has been any breach of the Bermuda Companies Act or the Bye-laws by an officer or director (whether or not such a claim is brought in the name of a shareholder or in the name of Gates) — such dispute is subject to the exclusive jurisdiction of the Supreme Court of Bermuda. Any person or entity purchasing or otherwise acquiring any interest in the Common Shares is deemed to have notice of and to have consented to these provisions. It is possible, however, that a court could find this forum selection provision to be inapplicable or unenforceable.
Register of Holders and Transfer Agent
A register of holders of the Common Shares is kept, and made available for inspection, by Walkers Corporate (Bermuda) Limited in Bermuda, and is maintained in the United States by Computershare Trust Company, N.A., which serves as transfer agent for the Common Shares.
Listing
The Common Shares are listed on the NYSE under the symbol “GTES.”